Exhibit 99.5

DIRECTOR’S INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is entered into between A. T. CROSS COMPANY, a Rhode Island corporation (the “Corporation”), and DIRECTOR (the “Director”).

Introductory Statement

The Director is currently serving as a director of the Corporation and the Corporation desires that the Director continue to serve in that capacity.

The Corporation and the Director have concluded that the Director should be protected against certain risks associated with the Director’s service to the Corporation.

WHEREFORE, IT IS MUTUALLY AGREED by the parties hereto as follows:

1.Definitions.  As used herein, the following terms will have the following respective meanings:

“Act” means the Rhode Island Business Corporation Act, as in effect on January 1, 1995, and as may be amended from time to time.

“Covered Act” means any act or omission by the Director in the Director’s capacity as a director of the Corporation and while serving as such.

“Excluded Claim” has the meaning set forth in Paragraph 4.

“Expenses” means any reasonable expenses incurred by the Director in connection with the defense of any claim made against the Director for Covered Acts including, without being limited to, legal, accounting or investigative fees and expenses, including the expense of bonds necessary to pursue an appeal of an adverse judgment.

“Loss” means any amount which the Director is legally obligated to pay as a result of any claim made against the Director for Covered Acts, including, without being limited to, judgments for, and awards of, damages, amounts paid in settlement of any claim, any fine or penalty.

“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

2.Indemnification.  Subject to the exclusions hereinafter set forth and the other terms and provisions of this Agreement, the Corporation will indemnify the Director against, and hold the Director harmless from, any Loss or Expenses actually incurred by the Director in connection with any Proceeding relating to a Covered Act, provided that:

 (i)He or she conducted himself or herself in good faith; and

(ii)He or she reasonably believed:

(A)In the case of conduct in his or her official capacity with the Corporation, that his or her conduct was in its best interests; and

(B)In all other cases, that his or her conduct was at least not opposed to its best interests; and

(iii)In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful;

Provided that, if the Proceeding was by or in the right of the Corporation, indemnification may be made only against Expenses and shall not be made in respect of any Proceeding in which the Director shall have been adjudged to be liable to the Corporation.

3.Advance Payment of Expenses.  The Corporation will pay the Expenses of the Director in advance of the final disposition of any Proceeding, subject to:

(a)The Director’s affirmation in writing to the Corporation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Corporation (as set forth in this Agreement); and

(b)The Director’s undertaking in writing to repay the amount if it shall ultimately be determined that he or she has not met such standard of conduct; and

(c)A determination by the Corporation, in accordance with the procedures set out in Section 6 of this Agreement, that the facts then known to those making the determination would not preclude indemnification.

4.Exclusions.  The Corporation will not be liable to pay any Loss or Expenses (an “Excluded Claim”):

(a)For which the Director is otherwise indemnified or reimbursed (other than by means of an insurance policy, the premiums for which are paid by the Director);

(b)With respect to a Proceeding in which a final judgment or other adjudication determines that the Director is liable to the Corporation for:  (i) a breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) liability imposed pursuant to the provisions of Section 7-1.1-43 of the Act; or (iv) any transaction from which the Director derived an improper personal benefit (unless the transaction is permitted by Section 7-1.1-37.1 of the Act);

(c)For an accounting of “profits” from the purchase or sale by the Director of securities of the Corporation in violation of Section 16 of the Securities Exchange At of 1934, as amended; or

(d)If a final judgment or other adjudication determines that such payment is unlawful.

5.Notice to Corporation.  Promptly after receipt by the Director of notice of the commencement of or the threat of commencement of any Proceeding, the Director will, if indemnification with respect thereto may be sought from the Corporation under this Agreement, notify the Corporation of the commencement thereof.

6.Indemnification Determination Procedures.  (a)  Payments on account of the Corporation’s indemnity against Loss or Expenses will be subject to the Corporation’s first determining in the specific case that the Loss or Expenses results from a claim which is not an Excluded Claim.  Such a determination will be made:

 (i)By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the Proceeding; or

(ii)If a quorum cannot be obtained, then by a majority vote of a committee of the Board duly designated to act in the matter by a majority vote of the full Board (in which designation directors who are parties to the Proceeding may participate) consisting solely of two or more directors not at the time parties to the proceeding; or

(iii)By independent legal counsel designated:  (A) by the Board of Directors in the manner described in clause (i) of this subparagraph (a), or by a committee of the Board established in the manner described in clause (ii) of this subparagraph (a); or (B) if the requisite quorum of the full Board cannot be obtained thereof and a committee cannot be so established, by a majority vote of the full Board (in which selection directors who are parties may participate); or

(iv)By the shareholders.

(b)The determination required by subparagraph (a) will be made within sixty (60) days of the Director’s written request for payment of a Loss or Expense, and if it is determined that the Loss or Expense results from a claim that is not an Excluded Claim, payment will be made forthwith thereafter.

(c)The determination required by subparagraph (a), but subject to the specific provisions of Section 3(c), and a payment of a Director’s Expenses in advance of the final and non-appealable disposition of any Proceeding will be made forthwith, within twenty (20) days following the Director’s written request for advance payment of Expenses, subject to all of the provisions of Section 3.  If, in accordance with the foregoing procedure, the Corporation shall decline to indemnify a Director for Expenses, and thereafter the findings of a final judgment or other adjudication of the Proceeding indicate that the Corporation’s determination was incorrect, the

Corporation shall reimburse the Director for all Expenses, the payment of which was previously denied.

7.Settlement.  Without limiting the foregoing, the Corporation will have no obligation to indemnify the Director under this Agreement for any amounts paid in settlement of any Proceeding effected without the Corporation’s prior written consent.  The Corporation may consent to a settlement subject to the requirement that a determination thereafter will be made as to whether or not the Director is entitled to indemnification hereunder.

8.Rights Not Exclusive.  The rights provided hereunder will not be deemed exclusive of any other rights to which the Director may be entitled under any by-law, agreement, vote of stockholders or of disinterested directors or otherwise, both as to action in the Director’s official capacity and as to action in any other capacity by holding such office, and shall continue after the Director ceases to serve the Corporation as a director.

9.Enforcement.  (a) The Director’s right to indemnification for Losses and Expenses hereunder will be enforceable by the Director in any court of appropriate jurisdiction (which may be the same court in which the proceeding involving the Director’s liability took place).

(b)In the event that any action is instituted by the Director under this Agreement to enforce or interpret any of the terms of this Agreement, the Director will be entitled to be paid all court costs and expenses, including reasonable attorney’s fees, incurred by the Director with respect to such action, unless the court determines that each of the material assertions made by the Director as a basis for such action was not made in good faith or was frivolous.

10.Severability.  If any provision of this Agreement is determined by a court to require the Corporation to perform or to fail to perform an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms.

11.Choice of Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Rhode Island.

12.Titles.  The title of this Agreement and the paragraph titles set forth herein are for convenience of reference only and are not to be considered in the interpretation or construction of any of the provisions hereof.

13.Successor and Assigns.  This Agreement will be (a) binding upon all successors and assigns of the Corporation (including any transferee of all or substantially all of its assets) and (b) binding on and inure to the benefit of the heirs, executors, administrators and other personal representatives of the Director.  If the Corporation sells or otherwise transfers all or substantially all of its assets to a third party, the Corporation will, as a condition of such sale or other transfer, require such third party to assume and perform the obligations of the Corporation under this Agreement.

14.Amendment.  This Agreement may be amended or terminated by the Corporation at any time upon not less than ten (10) days’ written notice to the Director, provided, that no amendment or termination of this Agreement will be effective as to any Covered Act of the Director occurring prior to such amendment or termination.

IN WITNESS WHEREOF, the Corporation and the Director have executed this Agreement as of the ________ day of April, 201_.

A. T. CROSS COMPANY

By:
President and Chief Executive Officer

DIRECTOR